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                                                                Exhibit 99(C)(2)

                                INTERIM AGREEMENT

         THIS INTERIM AGREEMENT ("Agreement"), effective as of November 19, 1999, is entered into by and among Edward T. Reilly ("Executive"), Big Flower Holdings, Inc., a Delaware corporation ("BFH") and Treasure Chest Advertising Company, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of BFH ("Treasure Chest").

         WHEREAS, Executive, BFH and Treasure Chest are parties to an Employment Agreement entered into by and among them as of March 29, 1996 ("Employment Agreement");

         WHEREAS, Executive currently holds options to purchase 520,000 shares of common stock of BFH;

         WHEREAS, in contemplation of the merger of BFH Merger Corp. with and into BFH (the "Merger"), Executive, BFH and Treasure Chest desire to set forth certain agreements reached with respect to (i) the exchange by Executive of a portion of the value of his options for certain rights to acquire shares of common stock of BFH following the Merger, (ii) the grant to Executive of certain options to purchase common stock of BFH following the Merger and (iii) the consequences of the termination of Executive's employment during the first year after the Merger;

         NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive, BFH and Treasure Chest agree as follows, intending to be legally bound:

         1. INVESTMENT. In connection with the Merger, BFH and Executive, among other parties, shall enter into a Management Subscription Agreement in the form developed by BFH and executed by other senior executives of BFH ("Subscription Agreement"), that shall provide, among other things, that:

                  (a) Executive shall offer to acquire from BFH rights to purchase 109,674 shares of common stock in BFH (the "Rights"), pursuant to the terms to be set forth in the Subscription Agreement; and

                  (b) In exchange for such Rights, Executive shall surrender to BFH stock options to purchase shares of common stock of BFH having a value, as determined by BFH in accordance with Section 2.02 of the Amended and Restated Agreement and Plan of Merger dated as of October 11, 1999 (the "Merger Agreement") between BFH Merger Corp. and BFH, equal to $3,454,750;

provided, however, that Executive shall not be obligated to enter into the Subscription Agreement if he is not satisfied, in his sole discretion, as to the Federal income tax consequences of the investment.


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         2. OPTIONS. Concurrently with the closing of the transactions contemplated by the Subscription Agreement:

                  (a) BFH shall grant to Executive options to purchase an additional 219,348 shares of common stock of BFH at a purchase price of $31.50 per share (the "Options");

                  (b) Executive and BFH shall enter into an Option Agreement that (i) provides that the Options shall vest and become exercisable at the rate of 1/3 per year, beginning on the first anniversary of the closing of the Merger (the "Closing Date") and ending on the third anniversary thereof; provided, however, that in no event shall any Options vest or become exercisable following the termination of Executive's employment for any reason, nor shall any of the Options vest or become exercisable, during the period from the Closing Date to and including the day immediately prior to the first anniversary of the Closing Date (such period shall be called the "Initial Year"), notwithstanding the provisions of any other agreement to the contrary and (ii) shall otherwise be in the form developed by BFH and executed by other senior executives of BFH.

         3. AMENDMENT TO EMPLOYMENT AND SUBSCRIPTION AGREEMENTS. Concurrently with the closing of the transactions contemplated by the Subscription Agreement, Executive, BFH and Treasure Chest shall enter into an amendment (the "Amendment") to the Employment Agreement and the Subscription Agreement that will provide for the following terms, among other things:

                  (a) In addition to the provisions of Article 4 of the Employment Agreement, Executive may elect to resign, for any reason, as of the last business day of the Initial Year by providing written notice to BFH of such election no later than the 30th day prior to the end of the Initial Year. If Executive elects to resign pursuant to this provision and Executive's employment is not otherwise terminated prior to the last business day of the Initial Year, then (A) none of the Options shall vest and (B) Executive shall be entitled to receive the termination payments described in Section 4(d) of the Employment Agreement following the effective date of Executive's termination, in accordance with the provisions for payment specified therein. If Executive resigns pursuant to this provision and Executive intends to exercise his right to sell the Rights to BFH pursuant to paragraph
         (c)(i) below, Executive must provide notice of such intent concurrently with the notice of resignation required by this paragraph, and the sale and purchase of the Rights shall take place at the principal office of BFH within five (5) business days after the effective date of Executive's termination.

                  (b) For the avoidance of doubt and in consideration of the parties' agreement that under no circumstances shall the Options vest or become exercisable prior to the first anniversary of the Closing Date, the provisions relating to the immediate vesting and exercisability of equity incentive awards in clause (ii) of the first sentence of Section 4(a), clause (ii) of the third sentence of Section 4(b), and clause (B)(iii) of the first sentence of

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         Section 4(d) of the Employment Agreement therefore shall not apply during the Initial Year, and any similar provisions shall be modified as appropriate.

                  (c) For the Initial Year, the Put and Call provisions in Sections 5.1 and 5.2 of the Subscription Agreement shall be superseded and replaced by the following:

                           (i) In addition to any other rights that Executive
                  may have under the Employment Agreement or applicable law, if Executive's employment is terminated during the Initial Year for any reason other than for Cause (as defined in Section 4(c) of the Employment Agreement), Executive and his Permitted Transferees (as defined in the Subscription Agreement) shall have the one-time right to sell the Rights to BFH for an amount equal to $31.50 per underlying share of common stock (without regard to the fair market value of such Rights or common stock as of the date of Executive's termination and without interest or other compensation to Executive for the period of Executive's investment in such Rights), which right may be exercised (x) pursuant to the procedure specified in paragraph (a) above, if applicable, or (y) otherwise by providing written notice to BFH at any time after such termination but prior to or on the final day of the Initial Year;

                           (ii) In addition to any other rights that BFH may
                  have under the Employment Agreement or applicable law, if Executive's employment is terminated during the Initial Year for any reason, BFH shall have the one-time right to purchase any or all of the Rights then held by the Executive and the Purchaser's Group (as defined in the Subscription Agreement) for an amount equal to $31.50 per underlying share of common stock (without regard to the fair market value of such Rights or common stock as of the date of Executive's termination and without interest or other compensation to Executive for the period of Executive's investment in such Rights), which right may be exercised by providing written notice to Executive at any time after such termination but prior to or on the final day of the Initial Year; and

                           (iii) The closing of any sale and purchase of Rights
                  provided for in clause (i) or (ii) above shall take place at the principal office of BFH within 5 business days after the giving of the relevant notice.

                  (d) Sections 5.3 (Purchase Price to Be Paid by Company) and
         6.1 (Certain Limitations on the Company's Obligations to Purchase Common Stock or Rights) of the Subscription Agreement shall not apply during the Initial Year.

                  (e) The Amendment shall not be integrated into, and shall constitute a valid amendment to, the Subscription Agreement.

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         4. EFFECT OF AGREEMENT; SURVIVAL. This Agreement describes certain specific terms and conditions to which the parties have agreed concerning Executive's investment in, and continued employment with, BFH following the Merger. The parties expressly contemplate that the terms of this Agreement will be incorporated in, and superseded by, the Subscription Agreement and the Amendment.

         5. TERMINATION OF AGREEMENT. This Agreement shall terminate upon the earliest of: (i) the execution and delivery of the Amendment, (ii) the termination of Executive's employment or (iii) the termination of the Merger Agreement.

         6. MODIFICATION. This Agreement may not be modified except in a writing executed by each of the parties hereto.

         7. DISPUTE RESOLUTION. Executive, BFH and Treasure Chest each agree that any dispute that arises as to the parties' rights and obligations under this Agreement shall be resolved by binding arbitration in accordance with the terms of Section 8 of the Employment Agreement.

         8. GOVERNING LAW. This Agreement and the legal relations thus created among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               BIG FLOWER HOLDINGS, INC.

                               By: /s/ Mark A. Angelson
                                  -------------------------------------
                                        Mark A. Angelson
                                        Executive Vice President - Office of
                                            the Chairman

                               TREASURE CHEST ADVERTISING
                               COMPANY, INC.

                               By: /s/ Mark A. Angelson
                                  -------------------------------------
                                        Mark A. Angelson
                                        Executive Vice President and Secretary

                               /s/ Edward T. Reilly
                               ----------------------------------------
                                   EDWARD T. REILLY


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